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Exhibit 5.1

December 18, 2008
City National Corporation
555 South Flower Street
Los Angeles, California 90071
Ladies and Gentlemen:

        I am Executive Vice President, General Counsel and Corporate Secretary of City National Corporation, a Delaware corporation (the "Company") and, as such, I, together with other attorneys in the Company's legal department, have acted as counsel for the Company in connection with the preparation of a Registration Statement on Form S-3 (the "Registration Statement") to be filed by the Company with the Securities and Exchange Commission (the "Commission") on the date hereof in connection with the registration pursuant to the Securities Act of 1933, as amended (the "Securities Act"), that is automatically effective under the Securities Act pursuant to Rule 462(e) promulgated thereunder, of an indeterminate number of shares of common stock, par value $1.00, of the Company (the "Common Stock"), shares of preferred stock, par value $1.00 of the Company (the "Preferred Stock"), and warrants (the "Warrants"). The Common Stock, the Preferred Stock and the Warrants are collectively referred to herein as the "Securities".

        I, together with other attorneys in the Company's legal department, have examined and relied on originals or copies certified or otherwise identified to our satisfaction of such documents, corporate records, certificates of public officials and other instruments ("Documents") as we have deemed necessary or appropriate for the purposes of this opinion. In expressing the opinion set forth below, I have assumed (a) the authenticity of original Documents and the genuineness of all signatures; (b) the conformity to the originals of all Documents submitted to us as copies; (c) the truth, accuracy and completeness of the information, representations and warranties contained in the Documents; (d) the Registration Statement, and any amendments thereto (including post-effective amendments), will have become effective under the Securities Act; (e) a prospectus supplement will have been filed with the Securities and Exchange Commission describing the Securities offered thereby; (f) all Securities will be issued and sold in compliance with applicable federal and state securities laws and in the manner stated in the Registration Statement and the applicable prospectus supplement; (g) any definitive purchase, underwriting or similar agreement with respect to any Securities offered will have been duly authorized and validly executed and delivered by the Company and the other parties thereto; (h) any Securities issuable upon conversion or exercise of any Securities being offered will be duly converted or exercised in accordance with their terms and (j) with respect to shares of Common Stock or Preferred Stock offered, there will be sufficient shares of Common Stock or Preferred Stock authorized under the Company's organizational documents and not otherwise reserved for issuance.

        I have further assumed that the terms of the Securities and of their issuance and sale will have been established so as not to, and that the execution and delivery by the Company, and the performance of its obligations under, the Securities will not, violate, conflict with or constitute a default under (i) any agreement or instrument to which the Company is subject, (ii) any law, rule or regulation to which the Company is subject, (iii) any judicial or regulatory order or decree of any governmental authority or (iv) any consent, approval, license, authorization or validation of, or filing, recording or registration with any governmental authority. As to any facts material to the opinions expressed herein that I did not independently establish or verify, I have relied upon statements and representations of officers and other representatives of the Company and others.

        Based upon the foregoing and subject to the qualifications, assumptions and limitations stated herein, I am of the opinion that:

1.
With respect to the Common Stock, when (i) the Board of Directors of the Company (the "Board"), including any appropriate committee appointed thereby, and appropriate officers of the Company have taken all necessary corporate action to approve the issuance of the Common Stock, the consideration to be received therefor and related matters, and (ii) the Common Stock has been duly issued and delivered upon payment thereof in accordance with the corporate actions described in clause (i), then the Common Stock (including any shares of Common Stock duly issued upon conversion, exchange or exercise of the Warrants or Preferred Stock), will be duly authorized, validly issued, fully paid and nonassessable.

2.
With respect to the Preferred Stock, when (i) the Board, including any appropriate committee appointed thereby, and appropriate officers of the Company have taken all necessary corporate action to approve the issuance and terms of the Preferred Stock, the consideration to be received therefor and related matters, (ii) a Certificate of Designation conforming to the Delaware General Corporation Law regarding such series of Preferred Stock has been filed with the Secretary of State of the State of Delaware, and (iii) the Preferred Stock has been duly issued and delivered upon payment thereof in accordance with the corporate actions described in clause (i), the Preferred Stock (including any shares of Preferred Stock duly issued upon conversion, exchange or exercise of any Warrants or Preferred stock), will be duly authorized, validly issued, fully paid and nonassessable.

3.
With respect to the Warrants, when (i) the Board, including any appropriate committee appointed thereby, and appropriate officers of the Company have taken all necessary corporate action to approve the issuance and terms of the Warrants, the consideration to be received therefor and related matters and (ii) the Warrants have been duly issued, executed and delivered against payment therefor in accordance with the corporate actions described in clause (i), the Warrants will be a valid and legally binding obligation of the Company, subject to applicable bankruptcy, reorganization, insolvency, receivership, conservatorship, moratorium, fraudulent conveyance or other similar laws affecting the rights of creditors now or hereafter in effect, and to equitable principles that may limit the right to specific enforcement of remedies.

        I hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to me under the caption "Legal Matters" in the prospectus contained therein. In giving such consent, I do not thereby admit that I am an expert within the meaning of Section 7 of the Securities Act.

        I am admitted to practice in the State of California. This opinion is limited to the laws of that state, the Delaware General Corporation Law (including the statutory provisions and all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws) and the federal laws of the United States of America.

Very truly yours,
/s/ MICHAEL B. CAHILL Michael B. Cahill

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  Exhibit 5.1